Exhibit 99.1

CENCORA REPORTS FISCAL 2026 SECOND QUARTER RESULTS
Revenue of $78.4 billion for the Second Quarter, a 3.8 percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $8.40 and Adjusted Diluted EPS of $4.75
Adjusted Diluted EPS Guidance Range Raised to $17.65 to $17.90 for Fiscal 2026
Cencora Expects to Repurchase $1 Billion in Shares by the End of Calendar 2026

CONSHOHOCKEN, PA, May 6, 2026 - Cencora, Inc. (NYSE: COR) reported that in its fiscal year 2026 second quarter ended March 31, 2026, revenue increased 3.8 percent year-over-year to $78.4 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $8.40 for the second quarter of fiscal 2026 compared to $3.68 in the prior year second quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 7.5 percent to $4.75 in the fiscal second quarter from $4.42 in the prior year second quarter.

Cencora is updating its outlook for fiscal year 2026. The Company does not provide forward-looking guidance on a GAAP basis as discussed below in Fiscal Year 2026 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $17.45 to $17.75 to a range of $17.65 to $17.90.

“Cencora delivered solid results in our second quarter as our team members continued to execute to meet the needs of our customers,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

“Our fiscal 2026 guidance reflects the strength of our business and focus on our strategy to create long-term value. As we move into the second half of our fiscal year, we are pleased to have made progress on debt paydown and to be in a position to resume opportunistic share repurchases,” Mr. Mauch continued.

Second Quarter Fiscal Year 2026 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$78.4B	$78.4B
Gross Profit	$3.6B	$3.4B
Operating Expenses	$2.4B	$2.1B
Operating Income	$1.1B	$1.3B
Other Income, Net	$1.1B	$8M
Interest Expense, Net	$140M	$140M
Effective Tax Rate	22.0%	18.9%
Net Income Attributable to Cencora, Inc.	$1.6B	$928M
Diluted Earnings Per Share	$8.40	$4.75
Diluted Shares Outstanding	195.4M	195.4M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Second Quarter GAAP Results

•Revenue: In the second quarter of fiscal 2026, revenue was $78.4 billion, up 3.8 percent compared to the same quarter in the previous fiscal year, primarily due to a 2.9 percent increase in revenue within the U.S. Healthcare Solutions segment and a 13.0 percent increase in revenue within the International Healthcare Solutions segment.

•Gross Profit: Gross profit in the second quarter of fiscal 2026 was $3.6 billion, a 17.3 percent increase compared to the same quarter in the previous fiscal year, primarily due to the increase in gross profit in both reportable segments and a LIFO credit in the current year quarter compared to LIFO expense in the prior year quarter, offset in part by lower gains from antitrust litigation settlements in the current year quarter compared to the prior year quarter. Gross profit as a percentage of revenue was 4.58 percent, an increase of 52 basis points from the prior year quarter primarily due to the increase in U.S. Healthcare Solutions’ gross profit margin as a result of the February 2026 acquisition of OneOncology, offset in part by higher sales of GLP-1s, which have lower gross profit margins.

•Operating Expenses: In the second quarter of fiscal 2026, operating expenses were $2.4 billion, a 20.9 percent increase compared to the same quarter in the previous fiscal year. This increase was primarily driven by higher expenses as a result of the February 2026 acquisition of OneOncology.

•Operating Income: In the second quarter of fiscal 2026, operating income was $1.1 billion, an increase of 10.3 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 1.46 percent in the second quarter of fiscal 2026 compared to 1.37 percent in the prior year quarter.

•Other Income, Net: In the second quarter of fiscal 2026, in connection with the acquisition of OneOncology, the Company recorded a gain of $1.1 billion on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology.

•Interest Expense, Net: In the second quarter of fiscal 2026, net interest expense was $140.5 million, an increase of $36.5 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and variable-rate term loans to finance the February 2026 acquisition of OneOncology and a decrease in interest income.

•Effective Tax Rate: The effective tax rate was 22.0 percent for the second quarter of fiscal 2026 compared to 22.7 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $8.40 in the second quarter of fiscal 2026, a 128.3 percent increase compared to $3.68 in the previous fiscal year’s second quarter. The increase in diluted earnings per share included a $1.1 billion remeasurement gain related to the OneOncology acquisition, which was recorded as “Other (income) loss, net.”

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2026 were 195.4 million, an increase of 0.1 percent versus the prior year second quarter.

Second Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2026, revenue was $78.4 billion, up 3.8 percent compared to the same quarter in the previous fiscal year, primarily due to a 2.9 percent increase in revenue within the U.S. Healthcare Solutions segment and a 13.0 percent increase in revenue within the International Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the second quarter of fiscal 2026 was $3.4 billion, a 15.7 percent increase compared to the same quarter in the previous fiscal year primarily due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 4.31 percent in the fiscal 2026 second quarter, an increase of 45 basis points from the prior year quarter primarily due to the increase in U.S. Healthcare Solutions’ gross profit margin as a result of the February 2026 acquisition of OneOncology, offset in part by higher sales of GLP-1s, which have lower gross profit margins.

•Adjusted Operating Expenses: In the second quarter of fiscal 2026, adjusted operating expenses were $2.1 billion, a 22.5 percent increase compared to the same quarter in the previous fiscal year, primarily driven by higher expenses as a result of the February 2026 acquisition of OneOncology.

•Adjusted Operating Income: In the second quarter of fiscal 2026, adjusted operating income was $1.3 billion, a 6.0 percent increase compared to the same quarter in the prior fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income as a percentage of revenue was 1.61 percent in the fiscal 2026 second quarter, an increase of 3 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the second quarter of fiscal 2026, net interest expense was $140.5 million, an increase of $36.5 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and variable-rate term loans to finance the February 2026 acquisition of OneOncology and a decrease in interest income.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 18.9 percent for the second quarter of fiscal 2026 compared to 20.8 percent in the prior year quarter primarily due to discrete tax benefits in the current year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $4.75 in the second quarter of fiscal 2026, a 7.5 percent increase compared to $4.42 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2026 were 195.4 million, an increase of 0.1 percent versus the prior year second quarter.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. Additionally, other businesses for which the Company is exploring strategic alternatives have been grouped together in Other. These businesses include MWI Animal Health, Profarma, U.S. Consulting Services, and certain components of PharmaLex.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $68.8 billion in the second quarter of fiscal 2026, an increase of 2.9 percent compared to the same quarter of the previous fiscal year primarily due to overall market growth largely driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and products labeled for diabetes and/or weight loss in the GLP-1 class. The revenue growth was offset in part by a decline in manufacturer prices related to certain brand pharmaceutical products, lower sales to our large mail order customer as a result of brand conversions, and the 2025 losses of an oncology customer and a grocery customer. Segment operating income of $998.3 million in the second quarter of fiscal 2026 was up 5.6 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, as a result of the February 2026 acquisition of OneOncology and increased product sales, offset in part by the increase in operating expenses and the 2025 loss of an oncology customer.

International Healthcare Solutions Segment

    International Healthcare Solutions revenue was $7.6 billion in the second quarter of fiscal 2026, an increase of 13.0 percent compared to the previous fiscal year’s second quarter primarily due to growth in our European distribution business. Segment operating income in the second quarter of fiscal 2026 was $175.8 million, an increase of 13.7 percent, primarily due to increased operating income at our European distribution business and our global specialty logistics business. On a constant currency basis, International Healthcare Solutions revenue increased by 7.2 percent in the second quarter of fiscal 2026 compared to the previous fiscal year’s second quarter, while segment operating income increased by 12.9 percent.

Other

Revenue in Other was $2.1 billion in the second quarter of fiscal 2026, an increase of 5.1 percent compared to the previous fiscal year’s second quarter due to growth at Profarma and MWI Animal Health, offset in part by a decrease in sales at our consulting services businesses. Operating income in Other in the second quarter of fiscal 2026 was $91.6 million, a decrease of 1.3 percent, primarily due to lower operating income at our consulting services businesses, offset in part by an increase in operating income at MWI Animal Health.

Recent Company Highlights & Milestones

•Cencora and Covetrus, a global animal health technology and services company, announced that they entered into a definitive agreement under which MWI Animal Health and Covetrus will merge, creating a combined company offering a comprehensive animal health platform.
•Cencora announced the signing of a definitive agreement to acquire EyeSouth Partners’ retina business. Upon completion of the transaction, the affiliated retina physicians of EyeSouth Partners will join Cencora’s Retina Consultants of America (“RCA”), a leading management services organization.

Fiscal Year 2026 Expectations on an Adjusted (non-GAAP) Basis

Cencora is now updating its fiscal year 2026 financial guidance which reflects its strong full year fiscal 2026 operating income growth in the U.S. Healthcare Solutions segment and updated operating income expectations in Other as a result of MWI now being accounted for as “held for sale”. Additionally, the Company has narrowed its expectations for interest expense and now expects an incrementally lower expected share count as it resumes opportunistic share repurchases.

	2026 Guidance(1)	Fiscal 2025 Actuals
Revenue	4% to 6% growth	$321.3B
U.S. Healthcare Solutions Segment(2)	4% to 6% growth	$285.0B
International Healthcare Solutions Segment(2)(3)	8% to 10% growth	$28.3B
Other(2)	1% to 5% growth	$8.2B
Adjusted operating income	12% to 14% growth	$4.2B
U.S. Healthcare Solutions Segment(2)	14% to 16% growth	$3.3B
International Healthcare Solutions Segment(2)(3)	5% to 8% growth	$588M
Other(2)	High-single digit growth	$352M
Adjusted diluted earnings per share	$17.65 to $17.90	$16.00
Net interest expense	~$485M	$292M
Adjusted effective tax rate	~20%	20.6%
Diluted weighted average shares outstanding	Under 195.5M	195.2M
Adjusted free cash flow	~$3.0B	$3.0B
Capital expenditures	~$900M	$668M

(1) Bolded figures indicate updates to guidance metrics.
(2) For further detail on fiscal 2025 revised reportable segment information, please reference Exhibit 99.2 to the Company’s Current Report on Form 8-K dated November 5, 2025.

(3) As reported guidance. For additional details regarding updated guidance expectations on a constant currency basis, please refer to our slide presentation for investors posted on the Company’s website at investor.cencora.com.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.60 per common share, payable June 1, 2026, to stockholders of record at the close of business on May 15, 2026.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on May 6, 2026. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Robert P. Mauch, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be +1 (833) 461-5787. From outside the United States and Canada, dial +1 (585) 542-9983. The meeting ID for the call will be 280720750 and the access code will be 528015. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year.

Upcoming Investor Event

Cencora management will be attending the following investor event in the coming months:

•Bank of America Global Healthcare Conference, May 12-14, 2026

Please check the Company website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the "Risk Factors" and "Management's Discussion and Analysis" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2026	% of Revenue	Three Months Ended March 31, 2025	% of Revenue	% Change
Revenue	$78,355,916		$75,453,673		3.8%

Cost of goods sold [1]	74,767,577		72,393,864		3.3%

Gross profit	3,588,339	4.58%	3,059,809	4.06%	17.3%

Operating expenses:
Distribution, selling, and administrative	1,977,559	2.52%	1,600,040	2.12%	23.6%
Depreciation and amortization	249,292	0.32%	259,818	0.34%	(4.1)%
Litigation and opioid-related expenses	13,858		11,524
Acquisition and divestiture-related deal and integration expenses	164,164		99,380
Restructuring and other expenses	40,873		52,857
Total operating expenses	2,445,746	3.12%	2,023,619	2.68%	20.9%

Operating income	1,142,593	1.46%	1,036,190	1.37%	10.3%

Other (income) loss, net [2]	(1,086,439)		3,546
Interest expense, net	140,460		103,988		35.1%

Income before income taxes	2,088,572	2.67%	928,656	1.23%	124.9%

Income tax expense	459,044		211,239

Net income	1,629,528	2.08%	717,417	0.95%	127.1%

Net loss attributable to noncontrolling interests	11,804		454

Net income attributable to Cencora, Inc.	$1,641,332	2.09%	$717,871	0.95%	128.6%

Earnings per share:
Basic	$8.44		$3.70		128.1%
Diluted	$8.40		$3.68		128.3%

Weighted average common shares outstanding:
Basic	194,545		193,796		0.4%
Diluted	195,383		195,094		0.1%
 ________________________________________
1    Includes a $16.5 million gain from antitrust litigation settlements, a $210.0 million LIFO credit, and Türkiye foreign currency remeasurement expense of $12.2 million in the three months ended March 31, 2026. Includes a $198.6 million gain from antitrust litigation settlements, a $39.5 million LIFO expense, and Türkiye foreign currency remeasurement expense of $14.5 million in the three months ended March 31, 2025.
2 In connection with the acquisition of OneOncology, the Company recorded a $1.1 billion gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology in the three months ended March 31, 2026.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2026	% of Revenue	Six Months Ended March 31, 2025	% of Revenue	% Change
Revenue	$164,287,932		$156,940,733		4.7%

Cost of goods sold [1]	157,627,522		151,322,886		4.2%

Gross profit	6,660,410	4.05%	5,617,847	3.58%	18.6%

Operating expenses:
Distribution, selling, and administrative	3,772,848	2.30%	3,072,095	1.96%	22.8%
Depreciation and amortization	509,693	0.31%	538,310	0.34%	(5.3)%
Litigation and opioid-related (credit) expenses, net [2]	(72,293)		28,289
Acquisition and divestiture-related deal and integration expenses	242,583		138,092
Restructuring and other expenses, net	55,039		98,617
Impairment of assets, including goodwill [3]	249,498		—
Total operating expenses	4,757,368	2.90%	3,875,403	2.47%	22.8%

Operating income	1,903,042	1.16%	1,742,444	1.11%	9.2%

Other (income) loss, net [4]	(1,107,039)		61,420
Interest expense, net	212,869		131,921		61.4%

Income before income taxes	2,797,212	1.70%	1,549,103	0.99%	80.6%

Income tax expense	601,558		337,967

Net income	2,195,654	1.34%	1,211,136	0.77%	81.3%

Net loss (income) attributable to noncontrolling interests	5,325		(4,665)

Net income attributable to Cencora, Inc.	$2,200,979	1.34%	$1,206,471	0.77%	82.4%

Earnings per share:
Basic	$11.32		$6.23		81.7%
Diluted	$11.27		$6.18		82.4%

Weighted average common shares outstanding:
Basic	194,383		193,780		0.3%
Diluted	195,352		195,144		0.1%
 ________________________________________
1 Includes a $28.7 million gain from antitrust litigation settlements, a $287.6 million LIFO credit, and Türkiye foreign currency remeasurement expense of $23.0 million in the six months ended March 31, 2026. Includes a $221.5 million gain from antitrust litigation settlements, a $32.1 million LIFO expense, and Türkiye foreign currency remeasurement expense of $21.6 million in the six months ended March 31, 2025.
2 Includes an $86.8 million credit related to a derivative lawsuit settlement in the six months ended March 31, 2026.
3 Impairment of assets held for sale, including goodwill, related to our U.S. Consulting Services business.
4 In connection with the acquisition of OneOncology, the Company recorded a $1.1 billion gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology in the six months ended March 31, 2026.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2026
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$3,588,339	$2,445,746	$1,142,593	$2,088,572	$459,044	$1,641,332	$8.40
Gains from antitrust litigation settlements	(16,538)	—	(16,538)	(16,538)	(2,346)	(14,192)	(0.07)
LIFO credit	(210,030)	—	(210,030)	(210,030)	(35,761)	(174,269)	(0.89)
Türkiye highly inflationary impact	12,153	—	12,153	10,474	—	10,474	0.05
Acquisition-related intangibles amortization	—	(116,276)	116,276	116,276	13,407	102,211	0.52
Litigation and opioid-related expenses	—	(13,858)	13,858	13,858	9,454	4,404	0.02
Acquisition and divestiture-related deal and integration expenses	—	(164,164)	164,164	164,164	32,393	131,771	0.67
Restructuring and other expenses	—	(40,873)	40,873	40,873	4,265	36,608	0.19
Remeasurement gain related to OneOncology acquisition [1]	—	—	—	(1,086,612)	(252,460)	(834,152)	(4.27)
Other, net	—	—	—	7,691	(1,833)	9,524	0.05
Tax reform [2]	—	—	—	1,880	(12,482)	14,362	0.07
Adjusted Non-GAAP	$3,373,924	$2,110,575	$1,263,349	$1,130,608	$213,681	$928,073	$4.75	[3]

Adjusted Non-GAAP % change vs. prior year	15.7%	22.5%	6.0%	3.8%	(5.7)%	7.6%	7.5%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.58%	4.31%
Operating expenses	3.12%	2.69%
Operating income	1.46%	1.61%
________________________________________

1 In connection with the acquisition of OneOncology, the Company recorded a gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$3,059,809	$2,023,619	$1,036,190	$928,656	$211,239	$717,871	$3.68
Gains from antitrust litigation settlements	(198,646)	—	(198,646)	(198,646)	(54,162)	(144,484)	(0.74)
LIFO expense	39,469	—	39,469	39,469	10,899	28,570	0.15
Türkiye highly inflationary impact	14,479	—	14,479	18,394	—	18,394	0.09
Acquisition-related intangibles amortization	—	(137,011)	137,011	137,011	35,632	100,628	0.52
Litigation and opioid-related expenses	—	(11,524)	11,524	11,524	2,964	8,560	0.04
Acquisition and divestiture-related deal and integration expenses	—	(99,380)	99,380	99,380	16,517	82,863	0.42
Restructuring and other expenses	—	(52,857)	52,857	52,857	13,953	38,904	0.20
Other, net	—	—	—	5,763	952	4,811	0.02
Tax reform [1]	—	—	—	(4,855)	(11,367)	6,512	0.03
Adjusted Non-GAAP	$2,915,111	$1,722,847	$1,192,264	$1,089,553	$226,627	$862,629	$4.42	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.06%	3.86%
Operating expenses	2.68%	2.28%
Operating income	1.37%	1.58%

________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2026
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$6,660,410	$4,757,368	$1,903,042	$2,797,212	$601,558	$2,200,979	$11.27
Gains from antitrust litigation settlements	(28,690)	—	(28,690)	(28,690)	(5,708)	(22,982)	(0.12)
LIFO credit	(287,592)	—	(287,592)	(287,592)	(57,222)	(230,370)	(1.18)
Türkiye highly inflationary impact	23,042	—	23,042	19,197	—	19,197	0.10
Acquisition-related intangibles amortization	—	(241,434)	241,434	241,434	48,038	191,905	0.98
Litigation and opioid-related credit, net [1]	—	72,293	(72,293)	(72,293)	(14,384)	(57,909)	(0.30)
Acquisition and divestiture-related deal and integration expenses	—	(242,583)	242,583	242,583	42,432	200,151	1.02
Restructuring and other expenses, net	—	(55,039)	55,039	55,039	11,546	43,493	0.22
Impairment of assets, including goodwill [2]	—	(249,498)	249,498	249,498	54,381	195,117	1.00
Remeasurement gain related to OneOncology acquisition [3]	—	—	—	(1,086,612)	(252,460)	(834,152)	(4.27)
Other, net	—	—	—	6,817	(8)	6,825	0.03
Tax reform [4]	—	—	—	(12,472)	(25,725)	13,253	0.07
Adjusted Non-GAAP	$6,367,170	$4,041,107	$2,326,063	$2,124,121	$402,448	$1,725,507	$8.83	[5]

Adjusted Non-GAAP % change vs. prior year	16.8%	22.1%	8.6%	5.9%	(1.8)%	8.5%	8.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.05%	3.88%
Operating expenses	2.90%	2.46%
Operating income	1.16%	1.42%

________________________________________

1 Includes an $86.8 million credit related to a derivative lawsuit settlement.

2 Impairment of assets held for sale, including goodwill, related to our U.S. Consulting Services business.

3 In connection with the acquisition of OneOncology, the Company recorded a gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology.

4 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

5 The sum of the components does not equal the total due to rounding.
Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$5,617,847	$3,875,403	$1,742,444	$1,549,103	$337,967	$1,206,471	$6.18
Gains from antitrust litigation settlements	(221,516)	—	(221,516)	(221,516)	(60,692)	(160,824)	(0.82)
LIFO expense	32,145	—	32,145	32,145	8,807	23,338	0.12
Türkiye highly inflationary impact	21,634	—	21,634	26,060	—	26,060	0.13
Acquisition-related intangibles amortization	—	(301,867)	301,867	301,867	82,707	217,975	1.12
Litigation and opioid-related expenses	—	(28,289)	28,289	28,289	7,751	20,538	0.11
Acquisition and divestiture-related deal and integration expenses	—	(138,092)	138,092	138,092	27,571	110,521	0.57
Restructuring and other expenses	—	(98,617)	98,617	98,617	27,020	71,597	0.37
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	7,694	1,875	5,819	0.03
Tax reform [1]	—	—	—	10,349	(23,042)	33,391	0.17
Adjusted Non-GAAP	$5,450,110	$3,308,538	$2,141,572	$2,006,239	$409,964	$1,590,425	$8.15	2

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.58%	3.47%
Operating expenses	2.47%	2.11%
Operating income	1.11%	1.36%
________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2026	2025	% Change
U.S. Healthcare Solutions	$68,765,078	$66,819,265	2.9%
International Healthcare Solutions	7,565,749	6,696,779	13.0%
Other	2,055,571	1,956,407	5.1%
Intersegment eliminations	(30,482)	(18,778)
Revenue	$78,355,916	$75,453,673	3.8%

	Three Months Ended March 31,
Operating income	2026	2025	% Change
U.S. Healthcare Solutions	$998,300	$944,969	5.6%
International Healthcare Solutions	175,797	154,598	13.7%
Other	91,633	92,851	(1.3)%
Intersegment eliminations	(2,381)	(154)
Total segment operating income	1,263,349	1,192,264	6.0%

Gains from antitrust litigation settlements	16,538	198,646
LIFO credit (expense)	210,030	(39,469)
Türkiye highly inflationary impact	(12,153)	(14,479)
Acquisition-related intangibles amortization	(116,276)	(137,011)
Litigation and opioid-related expenses	(13,858)	(11,524)
Acquisition and divestiture-related deal and integration expenses	(164,164)	(99,380)
Restructuring and other expenses	(40,873)	(52,857)
Operating income	$1,142,593	$1,036,190	10.3%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	3.28%	2.82%
Operating expenses	1.82%	1.40%
Operating income	1.45%	1.41%

International Healthcare Solutions
Gross profit	10.76%	10.70%
Operating expenses	8.44%	8.39%
Operating income	2.32%	2.31%

Other
Gross profit	15.16%	16.27%
Operating expenses	10.70%	11.53%
Operating income	4.46%	4.75%

Cencora, Inc. (GAAP)
Gross profit	4.58%	4.06%
Operating expenses	3.12%	2.68%
Operating income	1.46%	1.37%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	4.31%	3.86%
Adjusted operating expenses	2.69%	2.28%
Adjusted operating income	1.61%	1.58%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2026	2025	% Change
U.S. Healthcare Solutions	$144,976,903	$139,374,559	4.0%
International Healthcare Solutions	15,189,722	13,655,674	11.2%
Other	4,184,518	3,958,862	5.7%
Intersegment eliminations	(63,211)	(48,362)
Revenue	$164,287,932	$156,940,733	4.7%

	Six Months Ended March 31,
Operating income	2026	2025	% Change
U.S. Healthcare Solutions	$1,829,630	$1,631,894	12.1%
International Healthcare Solutions	317,953	319,778	(0.6)%
Other	183,050	190,180	(3.7)%
Intersegment eliminations	(4,570)	(280)
Total segment operating income	2,326,063	2,141,572	8.6%

Gains from antitrust litigation settlements	28,690	221,516
LIFO credit (expense)	287,592	(32,145)
Türkiye highly inflationary impact	(23,042)	(21,634)
Acquisition-related intangibles amortization	(241,434)	(301,867)
Litigation and opioid-related credit (expenses), net	72,293	(28,289)
Acquisition and divestiture-related deal and integration expenses	(242,583)	(138,092)
Restructuring and other expenses, net	(55,039)	(98,617)
Impairment of assets, including goodwill	(249,498)	—
Operating income	$1,903,042	$1,742,444	9.2%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.85%	2.39%
Operating expenses	1.59%	1.22%
Operating income	1.26%	1.17%

International Healthcare Solutions
Gross profit	10.56%	10.84%
Operating expenses	8.46%	8.50%
Operating income	2.09%	2.34%

Other
Gross profit	15.20%	16.07%
Operating expenses	10.83%	11.26%
Operating income	4.37%	4.80%

Cencora, Inc. (GAAP)
Gross profit	4.05%	3.58%
Operating expenses	2.90%	2.47%
Operating income	1.16%	1.11%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.88%	3.47%
Adjusted operating expenses	2.46%	2.11%
Adjusted operating income	1.42%	1.36%
Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2026	2025
ASSETS

Current assets:
Cash and cash equivalents	$2,176,496	$4,356,138
Accounts receivable, net	24,893,220	25,225,299
Inventories	20,010,006	20,492,480
Right to recover assets	1,574,708	1,625,817
Prepaid expenses and other	636,815	539,339
Assets held for sale	3,849,666	—
Total current assets	53,140,911	52,239,073

Property and equipment, net	2,805,419	2,539,076
Goodwill and other intangible assets	22,507,385	17,450,701
Deferred income taxes	192,825	208,810
Other long-term assets	3,005,560	4,152,452
Total assets	$81,652,100	$76,590,112

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$51,881,816	$54,719,761
Accrued expenses and other	3,195,861	2,982,993
Short-term debt	202,660	117,785
Liabilities held for sale	851,949	—
Total current liabilities	56,132,286	57,820,539

Long-term debt	12,182,860	7,542,988
Accrued income taxes	352,768	337,631
Deferred income taxes	1,748,178	1,620,724
Accrued litigation liability	3,856,483	3,881,283
Other liabilities	3,794,575	3,639,862

Total stockholders’ equity	3,584,950	1,747,085

Total liabilities and stockholders’ equity	$81,652,100	$76,590,112

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2026	2025
Operating Activities:
Net income	$2,195,654	$1,211,136
Adjustments to reconcile net income to net cash (used in) provided by operating activities	(244,232)	815,487
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(308,675)	(218,043)
Inventories	(120,202)	34,252
Accounts payable	(2,193,885)	(669,479)
Other, net	(295,190)	(540,897)
Net cash (used in) provided by operating activities	(966,530)	632,456

Investing Activities:
Capital expenditures	(284,994)	(234,953)
Cost of acquired companies, net of cash acquired	(4,932,036)	(3,947,761)
Cost of equity investments	(19,210)	(192,576)
Other, net	62,024	(45,372)
Net cash used in investing activities	(5,174,216)	(4,420,662)

Financing Activities:
Net debt borrowings [1]	4,377,761	3,455,501
Purchases of common stock	—	(435,471)
Cash dividends on common stock	(243,972)	(222,076)
Employee tax withholdings related to restricted share vesting	(105,186)	(77,558)
Other, net	(6,832)	(2,984)
Net cash provided by financing activities	4,021,771	2,717,412

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(14,825)	(48,520)

Decrease in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	(2,133,800)	(1,119,314)
Less: Increase in cash classified within assets held for sale	(24,487)	—
Decrease in cash, cash equivalents, and restricted cash	(2,158,287)	(1,119,314)

Cash, cash equivalents, and restricted cash at beginning of period [2]	4,394,549	3,297,880

Cash, cash equivalents, and restricted cash at end of period [2]	$2,236,262	$2,178,566

________________________________________
1 Includes the issuance of $3.0 billion of senior notes and $1.5 billion of term loans to finance a portion of the February 2, 2026 acquisition of OneOncology in the six months ended March 31, 2026. Includes the issuance of $1.8 billion of senior notes and a $1.5 billion term loan to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America in the six months ended March 31, 2025.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Condensed Consolidated Statements of Cash Flows:

	March 31, 2026	September 30, 2025	March 31, 2025	September 30, 2024
Cash and cash equivalents	$2,176,496	$4,356,138	$1,978,061	$3,132,648
Restricted cash (included in Prepaid Expenses and Other)	59,766	38,411	132,298	98,596
Restricted cash (included in Other Long-Term Assets)	—	—	68,207	66,636
Cash, cash equivalents, and restricted cash	$2,236,262	$4,394,549	$2,178,566	$3,297,880

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition and divestiture-related deal and integration expenses; restructuring and other expenses, net; and impairment of assets, including goodwill. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition and divestiture-related deal and integration expenses and restructuring and other expenses, net that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related (credit) expenses, net and the impairment of assets, including goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because these do not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the remeasurement gain related to the OneOncology acquisition, gain (loss) on remeasurement of an equity investment, the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform, and the loss on divestiture of non-core businesses are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefits) associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Türkiye highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition and divestiture-related deal and integration expenses; restructuring and other expenses, net; the impairment of assets, including goodwill; the remeasurement gain related to the acquisition of OneOncology; (loss) on remeasurement of an equity investment; the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform; and the loss on divestiture of non-core businesses, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated. Below is a reconciliation of operating cash flows to adjusted free cash flows for the six months ended March 31, 2026:

Reconciliation of adjusted free cash flows
Operating cash flows	$(966.5)M
Capital expenditures	$(285.0)M
Free cash flows	$(1,251.5)M
Less gains from antitrust litigation settlements	$(28.7)M
Adjusted free cash flows	$(1,280.2)M

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. Below is a summary of revenue and adjusted operating income on an as-reported basis and on a constant currency basis for the three months ended March 31, 2026:

	Revenue	Adjusted Operating income
Consolidated
As reported	$78.4B	$1,263M
Impact of foreign currency translation	$(0.4)B	$(1)M
Constant currency	$78.0B	$1,262M
International Healthcare Solutions segment
As reported	$7.6B	$176M
Impact of foreign currency translation	$(0.4)B	$(1)M
Constant currency	$7.2B	$175M

In addition, the Company has provided non-GAAP fiscal year 2026 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contact:    Bennett S. Murphy
        Senior Vice President, Investor Relations and Enterprise Productivity
bennett.murphy@cencora.com

###